Exhibit 23.1

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference of our report dated February 17, 2000 relating to the financial statements and financial statement schedules included in Item 8 of this Annual Report on Form 10-K of Consolidated Edison, Inc. (New York) ("Con Edison") in: (i) the Registration Statement on Form S-3 (No. 333-69013) relating to the Con Edison Automatic Dividend Reinvestment and Cash Payment Plan; (ii) the Registration Statement on Form S-8 (No.
333-04463-99) relating to the Con Edison 1996 Stock Option Plan; (iii) the Registration Statement on Form S-8 (No. 333-48475) relating to The Consolidated Edison Discount Stock Purchase Plan; and (iv) the Registration Statement on Form S-4 (No. 333-31390) of subsidiary of Consolidated Edison, Inc. (New York), Consolidated Edison, Inc. (Delaware).


PricewaterhouseCoopers LLP

New York, New York
March 28, 2000